                                                     REGISTRATION NO.333-207014
                                                     REGISTRATION NO. 811-22886
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                   FORM N-6
                         REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933      [X]
                      PRE-EFFECTIVE AMENDMENT NO. 1     [X]
                      POST-EFFECTIVE AMENDMENT NO.      [_]
                                  AND/OR
                          REGISTRATION STATEMENT
                                  UNDER
                    THE INVESTMENT COMPANY ACT OF 1940  [X]
                             AMENDMENT NO. 10           [X]

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                        MONY AMERICA VARIABLE ACCOUNT K
                             (EXACT NAME OF TRUST)

                    MONY LIFE INSURANCE COMPANY OF AMERICA
                              (NAME OF DEPOSITOR)

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             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104 (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES)

        DEPOSITOR'S TELEPHONE NUMBER, INCLUDING AREA CODE: 212-554-1234

                               -----------------

                                  SHANE DALY
                 VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                    MONY LIFE INSURANCE COMPANY OF AMERICA
                525 WASHINGTON BOULEVARD, JERSEY CITY, NJ 07310
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

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APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING: As soon as practicable after this Registration Statement becomes effective.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

It is proposed that this filing will become effective: (check appropriate box)
    [_]immediately upon filing pursuant to paragraph (b) of Rule 485
    [_]on (date) pursuant to paragraph (b) of Rule 485
    [_]60 days after filing pursuant to paragraph (a)(l) of Rule 485
    [_]on            pursuant to paragraph (a)(l) of rule 485
    [_]75 days after filing pursuant to paragraph (a)(2) of Rule 485
    [_]on            pursuant to paragraph (a)(2) of Rule 485

If appropriate, check the following box:
    [_]this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

  TITLE OF SECURITIES BEING     Units of interest in MONY America Variable
        REGISTERED:                           Account K

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                                     Note

   This Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-6 is being filed for the sole purpose of delaying the effectiveness of the Registrant's previously filed initial Registration Statement on Form N-6 (File No. 333-207014) which was filed on September 18, 2015. This Pre-Effective Amendment No. 1 incorporates by reference in full the information contained in Parts A, B and C of the initial Registration Statement on Form N-6 as filed with the Commission on September 18, 2015.

                                  SIGNATURES

   As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City and State of New York, on the 23rd day of September, 2015.

                                            MONY America Variable Account K of
                                            MONY Life Insurance Company of
                                            America
                                                          (Registrant)

                                            By:    MONY Life Insurance Company
                                                           of America
                                                           (Depositor)

                                            By:  /s/ Shane Daly
                                                 -------------------------------
                                                 Shane Daly
                                                 Vice President and Associate
                                                 General Counsel

                                  SIGNATURES

   As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Depositor has caused this Amendment to the Registration Statement to be signed on its behalf, by the undersigned, duly authorized, in the City and State of New York, on the 23rd day of September, 2015.

                                 MONY Life Insurance Company of America
                                               (Depositor)

                                 By: /s/ Shane Daly
                                     ----------------------------------
                                     Shane Daly
                                     Vice President and Associate
                                     General Counsel

   Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:

PRINCIPAL EXECUTIVE OFFICER:

*Mark Pearson                            Chairman of the Board, Chief
                                         Executive Officer, Director and
                                         President

PRINCIPAL FINANCIAL OFFICER:

*Anders B. Malmstrom                     Senior Executive Vice President and
                                         Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

*Andrea M. Nitzan                        Executive Vice President, Chief
                                         Accounting Officer and Controller

*DIRECTORS:

Henri de Castries         Daniel G. Kaye   Lorie A. Slutsky
Ramon de Oliveira         Kristi A. Matus  Richard C. Vaughan
Denis Duverne             Mark Pearson
Barbara Fallon-Walsh

*By:  /s/ Shane Daly
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      Shane Daly
      Attorney-in-Fact
      September 23, 2015